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                                                                     EXIBIT 99.1


                              ASSIGNMENT AGREEMENT

      This Assignment Agreement (this "Agreement") is made and entered into as of September 7, 2001 (the "Effective Date") by and between, on the one hand, IPET Holdings, Inc. (f/k/a Pets.com, Inc.) ("IPET"), a Delaware corporation, having a mailing address at 2000 Crow Canyon Place, Suite 270, San Ramon, CA 94583, and, on the other hand, Hakan Enterprises, Inc. ("Purchaser"), a Missouri corporation, having a mailing address at 7301 W. 129th, Suite 150, Overland Park, Kansas 66213 and Brian P. Hakan & Associates, Inc. ("Brian P Hakan and Associates"), a Missouri corporation, having a mailing address at 7301 W. 129th, Suite 150, Overland Park, Kansas 66213. Purchaser and Brian P Hakan and Associates are referred to herein collectively as the "Hakan Entities."

                                    RECITALS

      WHEREAS, Purchaser desires to acquire the Sock Puppet Property (as defined below) and IPET desires to assign the Sock Puppet Property to Purchaser on the terms and conditions set forth herein; and

      WHEREAS, the Exclusive Representation Agreement between Brian P Hakan and Associates and IPET executed on or about March 20, 2000 (referred to herein as the "Exclusive Representation Agreement") has been terminated effective as of July 5, 2001.

      WHEREAS, IPET and Brian P Hakan and Associates entered into an Exclusive Sales Representation Agreement dated March 19, 2001 (referred to herein as the "Sales Agreement") which, subject to continuing rights expressly provided therein, expired by its terms on June 29, 2001.

      NOW THEREFORE, in consideration of the mutual promises and covenants herein, the parties hereby agree as follows:

             1. DEFINITIONS AND ASSIGNMENT.

            (a) Sock Puppet Property. The "Sock Puppet Property" shall mean all right, title and interest in and to the following: (1) the sock puppet character portrayed in Pets.com, Inc.'s television commercials and other advertisements (the "Sock Puppet Character") and all goodwill associated therewith; (2) the written agreements set forth in Exhibit A; (3) all statutory and common-law copyrights, trademark rights, and/or other intellectual property rights (domestic and foreign) in and to any and all of the foregoing, including without limitation the trademark applications set forth in Exhibit C; and (4) all actual puppets used to film the commercials that are in the possession of IPET.

            (b) Reserved Property. Notwithstanding anything herein to the contrary, the Sock Puppet Character and the Sock Puppet Property shall exclude the Pets.com domain name (www.pets.com), the Pets.com name and trademark, the paw print trademark and all other trademarks, service marks, logos and the like of IPET other than the sock puppet character (collectively, the "Reserved Property"), and all intellectual property rights in or to the Reserved Property and all goodwill associated therewith.

            (c) Assignment to Purchaser. Upon complete payment of the purchase price set forth in Section 2(a), IPET hereby sells, transfers, grants, conveys and assigns to Purchaser, and Purchaser hereby accepts and assumes from IPET, the Sock Puppet Property, including without limitation the sole and exclusive right to use, distribute, exhibit, market, advertise, publicize and otherwise exploit the Sock Puppet Property (and the right to authorize third parties to do the same) in any and all languages, in any manner, in any and all methods, processes and systems of distribution, dissemination, exhibition, and/or performance, in any and all forms or media possible (all whether now known or hereafter discovered or utilized) throughout the universe in perpetuity. All rights granted


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to Purchaser shall fully vest in Purchaser upon full payment of the purchase price set forth in Section 2(a) as evidenced by a wire transfer receipt or IPET's receipt. IPET agrees to provide Purchaser with acknowledgement of receipt of payment of the purchase price promptly upon receipt of said payment. IPET shall retain exclusive ownership of the Reserved Property. Purchaser acknowledges and agrees that IPET does not grant Purchaser any rights in or to the Reserved Property. Without limiting the foregoing, and except as otherwise provided in 1(d) below, IPET does not grant Purchaser the right to use the Pets.com name or paw print logo on the microphone of the Sock Puppet Character or to refer to the Sock Puppet Character as the "Pets.com Sock Puppet."

            (d) Certain License Agreements. With respect to the License Agreement with Briefly Stated and the License Agreement with Fun-4-All Corporation set forth on Exhibit A (the "Unmodified License Agreements"), with respect to additional products that incorporate the Reserved Property, Purchaser, and its successors, assigns and heirs, shall approve only those additional products within the scope of the definition of Licensed Articles (as that term is defined in the Unmodified License Agreements) under the Unmodified License Agreements which are consistent with IPET's practices prior to January 19, 2001 with respect to approving Licensed Articles which meet uniform standards of good taste, high quality, style, construction and appearance and not approving those products that would tarnish, or damage the reputation of, the Pets.com trademark or logo. PetsMart.com, Inc., a Delaware corporation, shall be a third party beneficiary of the provisions of this Section 1(d).

            (e) Fun-4-All Agreement. IPET and the Hakan Entities acknowledge and agree that Fun-4-All Corporation is in breach of its License Agreement with IPET. Notwithstanding the assignment of the Fun-4-All License Agreement to Purchaser, IPET reserves the right to bring legal action against Fun-4-All in order to collect payment for amounts due under the Fun-4-All License Agreement for time periods prior to September 1, 2001. The Hakan Entities agree to cooperate with IPET with respect to any such action that may be brought by IPET against Fun-4-All and agree to take those actions which are necessary for IPET to properly be a party to a lawsuit against Fun-4-All. IPET acknowledges that, in accordance with the terms of the Exclusive Representation Agreement between IPET and Brian P Hakan and Associates, Brian P Hakan and Associates is entitled to receive a portion of any amounts recovered from Fun-4-All.

            (f) Further Documentation. IPET shall execute and deliver to Purchaser or shall cause to be executed or delivered to Purchaser, such other instruments or documents which are reasonably necessary to carry out the assignment of rights under Section 1(c) above.

            2. PAYMENT.

            (a) In consideration for the assignment of the Sock Puppet Property to Purchaser, Purchaser shall, within ten (10) days following the Effective Date, pay a cash amount equal to one hundred and twenty five thousand United States dollars (US$125,000) by means of wire transfer of immediately available funds to the bank account designated by IPET in Exhibit D. Brian P Hakan and Associates hereby guarantees payment by Purchaser of the amount set forth in this Section 2(a). IPET, in its sole discretion, shall have the right to pursue all available remedies against Brian P Hakan and Associates or Purchaser, or both such parties, for any failure by Purchaser to pay the full amount when due.

            (b) The terms and conditions of the Exclusive Representation Agreement shall apply to all revenues derived from the sale of merchandise containing the Sock Puppet Character which were made pursuant the agreements listed in Exhibit A and which were generated from sales made prior to September 1, 2001. Purchaser shall retain all revenues derived from the sale of merchandise containing the Sock Puppet Character which were made pursuant the agreements listed in Exhibit A and which were generated from sales made on or after September 1, 2001. The parties acknowledge that the revenues derived from the agreements listed in Exhibit A are paid by the licensees on a quarterly basis. Accordingly, the payments for the quarter of July 1, 2001 through September 30, 2001 shall be pro-rated such that IPET shall receive its share, according to the Exclusive Representation Agreement, of two-thirds (2/3) of the revenue received for such quarter.


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            3. REPRESENTATIONS AND WARRANTIES.

            (a) Representations and Warranties of IPET. IPET represents and warrants as follows:

                  (1) Organization and Standing. As of the Effective Date, IPET is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. As of the Effective Date, IPET has all requisite power and authority and all requisite licenses, permits and franchises necessary to own, lease and operate its properties and assets and to carry on its business in the manner and in the locations as presently conducted.

                  (2) Authorization. IPET has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and the transactions contemplated hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and all corporate proceedings have been taken and no other corporate proceedings on the part of IPET are necessary to authorize the execution, delivery and performance by IPET of this Agreement. This Agreement has been duly executed and delivered by IPET and constitutes the valid and binding obligations of IPET, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by IPET will not conflict with or constitute a breach, violation or default under IPET's Articles of Incorporation or Bylaws, any statute, law or administrative regulation, or under any judgment, decree, order, writ, governmental permit or license, contract, agreement, lease, indenture or instrument to which IPET is a party or by which IPET is bound.

                  (3) No Consents. No consent, authorization, order or approval of, or filing with or registration with, any governmental authority, commission, board or other regulatory body of the United States or any state or political subdivision thereof is required to be made or obtained by IPET for or in connection with the execution and delivery by IPET of this Agreement and the consummation by IPET of the transactions contemplated hereby.

                  (4) Properties, Encumbrances. IPET represents and warrants as follows: (i) IPET is the sole owner of the Sock Puppet Character, (ii) IPET holds all the rights needed to effectuate the transfers and assignments contemplated in this Agreement, and (iii) the Sock Puppet Character does not infringe upon the personal or property rights or any other rights of any person or entity, including, without limitation infringement or misappropriation of any copyright, patent, trademark, trade dress, or trade secret, and (iv) the Sock Puppet Property is free and clear of any and all security interests, liens and mortgages, and (v) the two United States of America trademark applications described on Exhibit C have been submitted to the United States Patent and Trademark Office by or on behalf of IPET. NOTWITHSTANDING THE FOREGOING, each of the Hakan Entities acknowledges and agrees that (i) the Sock Puppet Character is subject to the rights of third parties described in Exhibit A attached hereto and (ii) the Hakan Entities accept the Sock Puppet Character subject to any and all claims, demands or actions that may be made by Mr. Robert Smigel or his heirs, assigns or successors. Except as set forth on Exhibit B, IPET is not aware of any third party legal action or threatened third party legal action alleging any infringement by the Sock Puppet Character of a third party intellectual property right.

                  (5) Limitation of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IPET IS SELLING, AND PURCHASER ACCEPTS, THE SOCK PUPPET PROPERTY "AS IS" AND WITH ALL FAULTS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IPET MAKES AND PURCHASER RECEIVES NO WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OF IMPLIED, AND ALL WARRANTIES AND REPRESENTATIONS AS TO FITNESS, QUALITY, DESIGN, CONDITION, CAPACITY, SUITABILITY, MERCHANTABILITY OR PERFORMANCE OF THE PUPPET PROPERTY ARE EXPRESSLY DISCLAIMED AND EXCLUDED AND PURCHASER AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL SUCH RISKS ARE TO BE BORNE BY PURCHASER AT ITS SOLE RISK AND EXPENSE.

                  (6) Trademark Applications. IPET represents and warrants that:
(i) the two United States of America trademark applications described on Exhibit C have been submitted to the United States Patent and Trademark Office by or on behalf of IPET and (ii) it has taken all action necessary to prevent the abandonment of the two United States of America trademark applications described on Exhibit C. IPET makes no representations


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or warranties whatsoever with respect to the status of the foreign trademark applications set forth in Exhibit C, including without limitation the trademark applications filed in Australia, Canada, Japan and Mexico. The parties acknowledge and agree that any, or all, of the foreign trademark applications may have become abandoned as of the Effective Date or may become abandoned soon thereafter.

            (b) Representations and Warranties of Purchaser. The Hakan Entities represent and warrant as follows:

                  (1) Organization and Standing. Each of the Hakan Entities is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Each of the Hakan Entities has all requisite power and authority and all requisite licenses, permits and franchises necessary to own, lease and operate its properties and assets and to carry on its business in the manner and in the locations as presently conducted.

                  (2) Authorization. Each of the Hakan Entities has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and the transactions contemplated hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and all corporate proceedings have been taken and no other corporate proceedings on the part of either of the Hakan Entities is necessary to authorize the execution, delivery and performance by the Hakan Entities of this Agreement. This Agreement has been duly executed and delivered by the Hakan Entities and constitutes the valid and binding obligations of the Hakan Entities, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by the Hakan Entities will not conflict with or constitute a breach, violation or default under the Hakan Entities' respective Articles of Incorporation or Bylaws, any statute, law or administrative regulation, or under any judgment, decree, order, writ, governmental permit or license, any contract, agreement, lease, indenture or instrument to which either of the Hakan Entities is a party or by which Purchaser is bound.

                  (3) No Consents. No consent, authorization, order or approval of, or filing with or registration with, any governmental authority, commission, board or other regulatory body of the United States or any state or political subdivision thereof is required to be made or obtained by either of the Hakan Entities for or in connection with the execution and delivery by the Hakan Entities of this Agreement and the consummation by the Hakan Entities of the transactions contemplated hereby.

            4. INDEMNIFICATION. Subject to the limitation of liability provisions set forth in Section 7(f) and only with respect to claims, actions or demands arising within twelve (12) months of the Effective Date, IPET hereby indemnifies and holds harmless the Hakan Entities and their respective officers, directors, stockholders, employees, representatives, agents, attorneys, accountants and financial advisors and its respective successors and/or assigns, with respect to, any and all third party claims, actions, or demands arising from the failure of any representation or warranty made by IPET in Section 3(a) to have been true and correct as of the Effective Date. Notwithstanding the foregoing and notwithstanding anything herein to the contrary, including without limitation the representations and warranties of IPET set forth in Section 3, IPET shall have no obligation or liability whatsoever to either of the Hakan Entities (or their respective officers, directors, stockholders, employees, representatives, agents, attorneys, accountants and financial advisors and their respective successors and/or assigns), whether by indemnification, breach of warranty, breach of contract or otherwise, with respect to any claim, action or demand brought against either of the Hakan Entities (or their respective officers, directors, stockholders, employees, representatives, agents, attorneys, accountants and financial advisors and their respective successors and/or assigns) by Mr. Robert Smigel or his heirs, assigns and/or successors. Subject to the limitation of liability provisions set forth in Section 7(f) and only with respect to claims, actions or demands arising within twelve (12) months of the Effective Date, each of the Hakan Entities hereby indemnifies and holds harmless IPET and its respective officers, directors, stockholders, employees, representatives, agents, attorneys, accountants and financial advisors and their respective successors and/or assigns, with respect to, any and all third party claims, actions, or demands arising from


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the failure of any representation or warranty made by either of the Hakan
Entities in Section 3(b) to have been true and correct as of the Effective Date.

            5. TERMINATION AND RELEASE.

            (a) Termination. Brian P Hakan and Associates and IPET hereby acknowledge and agree that, subject to ongoing rights and obligations of the parties as set forth therein: (i) the Exclusive Representation Agreement has been terminated effective as of July 5, 2001 and (ii) the Sales Agreement has expired according to its terms on June 29, 2001.

            (b) IPET Release. Subject to Section 2(b) and 1(e), IPET hereby releases unconditionally and forever discharges (a) the Hakan Entities and their respective officers, directors, stockholders, employees, representatives, agents, attorneys, accountants and financial advisors and their respective successors and/or assigns, and (b) all subsidiaries or affiliates of the Hakan Entities and such subsidiary's or affiliate's officers, directors, stockholders, employees, representatives, agents, attorneys, accountants and financial advisors and their respective successors and/or assigns (each of the entities or persons referred to in (a) and (b) are referred to herein as the "Hakan Releasees") from all demands, all manner of actions and causes of actions, suits, debts, dues, sums of money, accounts, controversies, agreements, obligations, liabilities, promises, damages, judgments, executions and claims whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, matter, event or other occurrence which IPET or its agents, heirs, executors, administrators, successors and/or assigns, or any of them, ever had, has or may have against any Hakan Releasee, arising out of or in any way relating to the Exclusive Representation Agreement and/or the Sales Agreement (collectively, the "IPET Released Claims").

            (c) Brian P Hakan and Associates Release. Subject to Sections 1(e) and 2(b), each of the Hakan Entities hereby releases unconditionally and forever discharges (a) IPET and its officers, directors, other stockholders, employees, representatives, agents, attorneys, accountants and financial advisors and their respective successors and/or assigns, and (b) all subsidiaries or affiliates of IPET and such subsidiary's or affiliate's officers, directors, stockholders, employees, representatives, agents, attorneys, accountants and financial advisors and their respective successors and/or assigns (each of such entities or persons referred to in (a) and (b) are referred to herein as a "IPET Releasees") from all demands, all manner of actions and causes of actions, suits, debts, dues, sums of money, accounts, controversies, agreements, obligations, liabilities, promises, damages, judgments, executions and claims whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, matter, event or other occurrence which Brian P Hakan and Associates or its agents, heirs, executors, administrators, successors and/or assigns, or any of them, ever had, has or may have against any IPET Releasee, arising out of or in any way relating to the Exclusive Representation Agreement and/or the Sales Agreement (collectively, the "Hakan Entities Released Claims").

            (d) Waiver of Section 1542. Each of the Hakan Entities and IPET hereby assumes the risk of any mistake of fact in connection with the true facts involved or with regard to any facts which are now unknown to it or misunderstood by them and each of them agrees that the releases herein given shall be and shall remain in effect notwithstanding the discovery of any such different, unknown or additional facts. Each of the Hakan Entities and IPET acknowledges the releases set forth herein apply to IPET Released Claims and Hakan Entities Released Claims which may be unknown or unsuspected as of the date of execution of this Agreement. In this connection, each of Hakan Entities and IPET expressly waives all rights and benefits conveyed under Section 1542 of the Civil Code of California and any similar rights and benefits, to the maximum extent permitted by law, conveyed under any other applicable statute, provision or law which otherwise might be available to them.

            Section 1542 of the Civil Code just referred to above reads as follows:

            "Section 1542 General Releases -- Claims Extinguished. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR


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            DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF
            EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

            6. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. Any legal action, suit or proceeding arising out of or relating to this Agreement shall be initiated in a court located in the City and County of San Francisco, California. By execution and delivery of this Agreement, each of the parties irrevocably accepts the exclusive jurisdiction of the aforementioned courts.

            7. GENERAL TERMS AND CONDITIONS.

            (a) Complete Agreement. This Agreement constitutes the complete and exclusive statement of agreement among the parties hereto with respect to the subject matter herein and therein and replaces and supersedes all prior written and oral agreements or statements by and among the parties or any of them. No representation, statement, condition or warranty not contained in this Agreement shall be binding on the parties or have any force or effect whatsoever.

            (b) Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties, and their respective successors and assigns.

            (c) Headings. All headings herein are inserted only for convenience and ease of Reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

            (d) Amendments. All amendments to this Agreement must be in writing and signed by all of the parties hereto

            (e) Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart signed by the other party hereto.

            (f) Limitation of Liability. No party to this Agreement will be liable (whether in contract, tort (including without limitation negligence), product liability or other theory) to any other party to this Agreement or any other entity for any indirect, incidental, special or consequential damages (including without limitation damages for loss of profit, revenue, or business) arising out of or relating to this Agreement, even if such party has been advised of the possibility of such costs or damages. In no event shall the cumulative liability of IPET to the Hakan Entities, or any other entity, arising from or relating to this Agreement exceed the amounts paid by the Hakan Entities to IPET hereunder.


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                   [Signature Page to Assignment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

IPET Holdings, Inc.


By    /s/   Richard G. Couch
      ----------------------------
      Name  Richard G. Couch
      Title CEO
      Date  9/7/01


Brian P. Hakan & Associates, Inc.

By    /s/   Brian P. Hakan
      ----------------------------
      Name  Brian P. Hakan
      Title President
      Date  9-7-01


Hakan Enterprises, Inc.

By    /s/   Brian P. Hakan
      ----------------------------
      Name  Brian P. Hakan
      Title President
      Date  9-7-01


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